Exhibit 10.16

IDEARC INC.

SUMMARY OF 2007 EXECUTIVE COMPENSATION PROGRAM

On January 9, 2007, the board of directors (the “Board”) of Idearc Inc. (the “Company”) established target incentive compensation plan award percentages for the Company’s named executive officers who are not covered by an employment agreement. On February 15, 2007, the Board approved the terms and conditions of the Company’s 2007 short- and long-term incentive plans. On March 4, 2007, the Board approved the base salary (effective March 1, 2007) and target short- and long-term incentive target award percentages for the Company’s President and Chief Executive Officer.

Awards under the Company’s 2007 short-term incentive plan will be measured by the attainment of performance targets related to print published revenue, internet revenue and operating income before interest, taxes, depreciation and amortization (OIBITDA) during the period beginning January 1, 2007, and ending December 31, 2007. These awards, based on the achievement of these performance targets, will be paid in cash during the first quarter of 2008. Achievement of 100% of the short-term incentive performance targets would result in the payment of an award determined by multiplying the applicable executive’s base salary by the target short-term incentive percentage set forth in the table below (the “Target STI Award”). Achievement of the minimum threshold for payment of an award would result in an award payment equal to 25% of the Target STI Award. The maximum award payout would result in an award payment equal to 200% of the Target STI Award. The percentage of the Target STI Award actually paid will be based on the level of attainment of the performance targets.

Awards under the Company’s 2007 long-term incentive plan will be measured by the Company’s Total Shareholder Return (“TSR”), relative to the TSR of a market benchmark over a three-year measurement period beginning on January 1, 2007, and ending on December 31, 2009 (the “LTI Measurement Period”). Achievement of 100% of the long-term incentive performance target would result in the payment of an award determined by multiplying the closing price of the Company’s common stock on the last trading day in the LTI Measurement Period by the number of performance units granted to the applicable executive on the grant date (the “Target LTI Award”). The number of performance units granted on the grant date was determined by (i) multiplying the applicable executive’s base salary by the target long-term incentive percentage set forth in the table below, and (ii) dividing the product thereof by the closing price of the Company’s common stock on the grant date. Achievement of the minimum threshold for payment of an award would result in an award payment equal to 25% of the Target LTI Award. The maximum award payout would result in an award payment equal to 150% of the Target LTI Award. The percentage of the Target LTI Award actually paid will be based on the level of attainment of the performance target. The performance units will be settled in cash at the end of the LTI Measurement Period.

The table below sets forth the 2007 base salary levels and target incentive percentages under the Company’s 2007 short- and long-term incentive programs for each of the Company’s named executive officers.

Name	Base Salary (1)	Target Short-Term Incentive Percentage (as % of base salary)	Target Long-Term Incentive Percentage (as % of base salary)
Katherine J. Harless President and Chief Executive Officer	$650,000	112.5%	425%
Andrew Coticchio Executive Vice President, Chief Financial Officer and Treasurer	$425,000	80%	175%
Frank P. Gatto President – Northeast	$307,400	80%	175%
W. Scott Hanle President – West and Independent	$303,900	80%	175%
Scott B. Laver President – Mid-Atlantic	$304,300	80%	175%

(1) The base salary for each executive was effective as of January 1, 2007, except for the base salary of Ms. Harless, which was effective as of March 1, 2007.